Exhibit 99.1
Evolv Technology Announces the Appointment of Jason Blessing
as a New Independent Director

– Former Public Company CEO Brings More Than 30 Years of Leadership Experience at Technology-Based Businesses –

Waltham, Massachusetts – November 9, 2026 – Evolv Technologies Holdings, Inc. (NASDAQ: EVLV), a leading security technology company pioneering AI-based solutions designed to create safer experiences, today announced the appointment of Mr. Jason Blessing, age 55, to its Board of Directors (“Board”) effective November 6, 2026. Blessing will also serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee. The Board affirmatively determined that Blessing is independent under applicable Nasdaq listing standards.

Blessing has a strong track record as an executive and operator with more than 30 years of experience, including service as a public company chief executive officer and director. He currently serves as Executive Chair of Mosai and as a member of the Board of Directors of eClinical Solutions and Parsec Automation, both privately held software companies, and as an advisor to the CEO of AptEdge. His experience includes leading go-to-market, product and technology organizations.

From May 2018 to September 2024, Blessing was President and Chief Executive Officer of Model N, Inc. (formerly NYSE: MODN), a leading provider of revenue management and compliance software for life sciences companies, where he led the company’s transition to a cloud-based software-as-a-service business and its 2024 sale to Vista Equity Partners. He also served as a member of Model N’s Board of Directors from May 2018 to August 2026. From January 2013 to December 2017, he was President, Chief Executive Officer and a member of the Board of Directors of Plex Systems, now part of Rockwell Automation. He previously held executive roles at Taleo, Oracle and PeopleSoft, and began his career in the management consulting practice of Price Waterhouse. He earned a Bachelor’s Degree from the University of Michigan.

“We are pleased to welcome Jason to the Board,” said Neil Glat, Chair of the Board. “His extensive experience as an operator, public company CEO, and Board member, including leading go-to-market strategy and execution, driving product innovation, and scaling technology businesses, will be invaluable as Evolv advances its mission and long-term growth strategy. We are excited to have his perspective as we prepare for the next stage of growth.”

About Evolv Technology
Evolv (NASDAQ: EVLV) is designed to transform human security by helping organizations detect potential threats, mitigate risk, and enhance safety using AI-powered security solutions with robust insights. Our technology has helped to create efficient and positive security screening experiences for the world's most iconic venues and companies as well as schools, hospitals, and public spaces. Evolv's mission is to create a safer world to live, work, learn, and play. Evolv's advanced systems have scanned more than 5 billion people since 2019. Evolv Express® and Evolv eXpedite™ have been awarded the U.S. Department of Homeland Security (DHS) SAFETY Act Designation as a Qualified Anti-Terrorism Technology (QATT). Evolv and its products have been awarded numerous awards which can be viewed on our Certifications and Awards web page. Evolv®, Evolv Express®, Evolv Insights®, and Evolv eXpedite™ are registered trademarks or trademarks of Evolv Technologies, Inc. in the United States and other jurisdictions. For more information, visit evolv.com.

Investor Relations: Brian Norris Senior Vice President of Finance and Investor Relations +1.781.374.8082 bnorris@evolvtechnology.com